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                                                                      EXHIBIT 11

                             FISHER COMPANIES INC.

                       Computation of Per Share Earnings

                                                                Year Ended
                                                                December 31,
                                                  1996              1995            1994
                                                ___________     _____________   __________
Weighted average number of shares outstanding     4,265,172       4,265,172      4,265,172
                                                ===========     ===========    ===========
Income before effect of change in accounting
  method                                        $26,086,000     $22,683,000    $18,152,000

Cumulative effect of change in method of
  accounting for postretirement benefits,
  net of tax                                                                    (1,305,000)
                                                ___________     ___________    ___________
Net income                                      $26,086,000     $22,683,000    $16,847,000
                                                ===========     ===========    ===========

Income before effect of change in accounting
  method per common share                       $      6.12     $      5.32     $     4.26
Cumulative effect of change in method of
  accounting for postretirement benefits,
  net of tax                                                                    $     (.31)
                                                ___________     ___________     __________
Net income per common share                     $      6.12     $      5.32     $     3.95
                                                ===========     ===========     ==========
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